EXHIBIT 5.1

January 3, 2003

SONIC SOLUTIONS
101 Rowland Way, Suite 110
Novato, California 94945

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sonic Solutions, a California corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about December 31, 2002 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, (i) 1,290,948 shares of its Common Stock, no par value, issuable upon conversion of 1,290,948 shares of the Company’s Series F Preferred Stock issued pursuant to the asset purchase agreement among VERITAS Software Corporation, VERITAS Operating Corporation, VERITAS Software Global Corporation, VERITAS Software Holdings, Ltd. and VERITAS Software International Ltd., and the Company, dated as of November 13, 2002 (the “Asset Purchase Agreement”), and (ii) 250,000 shares of its Common Stock, no par value, issued upon conversion of 250,000 shares of Series E Preferred Stock issued under the preferred stock purchase agreement between Sanshin Electronics Co., Ltd. and the Company, dated November 28, 2001 (the “Preferred Stock Purchase Agreement”). Collectively, the shares of Common Stock referenced in clauses (i) and (ii) total 1,540,948 shares and are referred to as the “Shares.”

I.

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. In rendering our opinion, we have examined the following records, documents, instruments and certificates:

(a)
The Articles of Incorporation, as amended, certified by the California Secretary of State as of November 22, 2002 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(b)
The Certificate of Determination of Series F Preferred Stock of the Company, certified by the California Secretary of State as of November 25, 2002 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(c)	The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(d)
A Certificate of an Officer of the Company: (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors of the Company and any committees of the Board of Directors relating to the Shares; and (ii) certifying as to certain factual matters;

(e)	The Registration Statement;

(f)	A written statement from Mellon Investor Services, the Company’s transfer agent, as to the number of shares of the Company’s Common Stock that were outstanding on December 30, 2002; and

(g)	The Asset Purchase Agreement and the Preferred Stock Purchase Agreement.

This opinion is limited to the federal laws of the United States of America and the laws of the State of California, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative decision.

II.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that: (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold; (ii) the full consideration stated in the Asset Purchase Agreement and Preferred Stock Purchase Agreement is paid to the Company; (iii) the Series F Preferred Stock and Series E Preferred Stock are converted into the Shares in accordance with the Company’s Articles of Incorporation and the Certificate of Determination relating to such Preferred Stock; (iv) appropriate certificates evidencing the Shares are executed and delivered by the Company; and (v) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement, when issued, will be legally issued, fully paid and nonassessable.

III.

This opinion is rendered to you in connection with the Registration Statement. This opinion may not be relied upon by you for any other purpose without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    Heller Ehrman White & McAuliffe

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